EXHIBIT 12.1


                            STEEL HEDDLE GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                    FISCAL YEAR ENDED
                               -------------------------------------------------------------

                                    January 2, 1999
                               --------------------------
                               (SUCCESSOR)   (PREDECESSOR)
                                 32 WEEKS     20 WEEKS
                                  ENDED         ENDED
                                 JANUARY 2,    MAY 25,
                                    1998        1998      1997     1996     1995     1994
                               -----------------------------------------------------------
Earnings (losses) from
  continuing operations
   before income taxes             $(10,054)    $5,209  $11,482  $ 4,237  $ 3,613  $ 3,836

Add:
   Net interest expense excluding
     capitalized interest            10,299      1,499    5,154    5,849    6,330    7,098
   Amortization of debt
     expense                            291         50      130      105      105      105
                                    -------     ------  -------   ------   ------   ------
       Total earnings              $ 10,590     $6,758  $16,766  $10,191  $10,048  $11,039
                                    =======     ======   ======   ======   ======   ======

Fixed charges:
  Net interest expense
    including capitalized
      interest                     $ 10,299     $1,499  $ 5,154  $ 5,849  $ 6,330  $ 7,098

   Amortization of debt
     expense                            291         50      130      105      105      105
                                    -------     ------  -------   ------   ------   ------
     Total fixed charges           $ 10,590     $1,549  $ 5,284  $ 5,954  $ 6,435  $ 7,203
                                    =======     ======   ======   ======   ======   ======

Ratio of earnings to fixed
  charges                              --          4.4      3.2      1.7      1.6      1.5
                                    =======     ======   ======   ======   ======   ======
Deficiency in  the coverage
  of  fixed charges                $(10,054)    $   --  $    --  $    --  $    --  $    --
                                    =======     ======   ======   ======   ======   ======


For purposes of these computations, the ratio of earnings to fixed charges has been calculated by dividing pretax earnings by fixed charges. Earnings, as used to compute the ratio, equals the sum of income before income taxes and fixed charges excluding capitalized interest. Fixed charges are the total interest expenses including capitalized interest and amortization of debt expenses. The interest factor on operating leases is insignificant.